UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

FRESHPET, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36729	20-1884894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Plaza Drive, 1st Floor Secaucus, NJ	07094
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 520-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FRPT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Departure of Directors

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2023, Freshpet, Inc. (“Freshpet” or the “Company”) previously announced that, in accordance with the Company’s director retirement policy, Charles Norris, Chair of the Board of Directors (the “Board”) of Freshpet, would retire from the Board, and not stand for reelection, at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). On July 20, 2023, however, Mr. Norris informed the Board of his intent to retire as of the earlier date of July 21, 2023. Mr. Norris’ decision to retire is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Freshpet and the Board wish to sincerely thank Mr. Norris for his exceptional years of service and significant contributions to the Company.

Appointment of New Director

In light of the newly created vacancy resulting from Mr. Norris’ retirement, on July 21, 2023, the Company, upon the recommendation of the Nominating, Governance and Sustainability Committee of the Board, appointed David J. West to the Board, effective immediately upon Mr. Norris’ retirement. The Board has determined that Mr. West is an independent director in accordance with the Company’s governance guidelines and the applicable listing standards of the Nasdaq Stock Market Listing Rules. Mr. West will serve as a Class III director from July 21, 2023 until the 2023 Annual Meeting of the Company’s stockholders and until such time as his successor is duly elected and qualified, or his earlier death, resignation or removal. In connection with the appointment of Mr. West to the Board, the Board has also appointed Mr. West to serve as a member of the Audit Committee.

Mr. West, age 60, is an accomplished pet food and consumer products executive who brings over three decades of experience leading a range of blue-chip consumer companies and well-known brands. Mr. West has served as a partner of Centerview Capital Consumer since May 2016. He previously served as Chief Executive Officer and President of Del Monte Foods from August 2011 to March 2015. During that time, Mr. West led the Del Monte Foods’ Consumer Products business through its rebrand to Big Heart Pet Brands and oversaw its sale to The J.M. Smucker Company in March 2015. He then worked for The J.M. Smucker Company as President of Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Mr. West previously served as CEO, President and director of The Hershey Company (“Hershey”) from 2007 to May 2011. Prior to Hershey, Mr. West held a range of senior positions at the Nabisco Biscuit and Snacks group, including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning. Mr. West is also currently a member of the Board of Directors of Advantage Solutions Inc. and Simply Good Foods and was a member of the Board of Directors of Hershey (from 2007 to 2011), Del Monte Foods (from 2011 to 2014), Big Heart Pet Brands (from 2014 to 2015) and The J.M. Smucker Company (from 2015 to 2016).

There are no arrangements or understandings between Mr. West, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. West was selected as director. There are no family relationships between Mr. West and any of the Company’s directors or executive officers. Mr. West does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. West will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the amendment to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023, as amended on May 1, 2023.

The Company’s Amended and Restated Certificate of Incorporation, a copy of which has been filed as Exhibit 3.2 to Form 8-K filed with the Securities and Exchange Commission on October 4, 2022, provides for indemnification of Mr. West as a director to the fullest extent allowed by Delaware law.

Appointment of New Chair of the Board

In light of Mr. Norris’ retirement, the Board has appointed Walter N. George III to serve as Chair of the Board, effective immediately upon Mr. Norris’ retirement on July 21, 2023.

ITEM 8.01 OTHER EVENTS

On July 21, 2023, the Company issued a press release announcing Mr. Norris’ departure, Mr. West’s appointment to the Board and Mr. George’s appointment to serve as Chair of the Board. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated July 21, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHPET, INC.

Date: July 21, 2023	By:	/s/ Todd Cunfer
	Name:	Todd Cunfer
	Title:	Chief Financial Officer

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